UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for Annual Meeting of Stockholders

July 18, 2019

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on  Wednesday,  August 28, 2019, at 11:30 a.m. local time.

At the Annual Meeting, we will ask you to elect all seven members of our board of directors; vote on a non-binding advisory proposal to approve the compensation paid to our named executive officers for fiscal 2019 (commonly referred to as “say-on-pay”); vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (commonly referred to as “say-on-frequency”); and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who request a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

James G. Conroy

President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, August 28, 2019 at 11:30 a.m. local time.

Place:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Items of Business:	(1)	To elect directors to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2019 (“say-on-pay”).

	(3)	To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”).

	(4)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020.

	(5)	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on July 9, 2019 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the Annual Meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the board of directors,

Gregory V. Hackman Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 18, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on August 28, 2019.

This proxy statement and our 2019 Annual Report to Stockholders, are available at http://investor.bootbarn.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, August 28, 2019
Time:	11:30 a.m., local time
Location:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618
Record Date:	July 9, 2019
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	6
Greg Bettinelli	For	6
James G. Conroy	For	6
Lisa G. Laube	For	7
Anne MacDonald	For	7
Brenda I. Morris	For	8
Brad Weston	For	8
Advisory vote on the compensation paid to our named executive officers for fiscal 2019	For	37
Advisory vote on the frequency of future votes on executive compensation	One Year	38
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	For	40

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1‑800‑652‑VOTE (8683) to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the Annual Meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on August 27, 2019. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15345 Barranca Pkwy.

Irvine, California 92618

2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation (referred to as our “Company”), by our board of directors for use at the 2019 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”), and any postponements or adjournments thereof. The Annual Meeting will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Wednesday, August 28, 2019, at 11:30 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2019 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2019 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 18, 2019 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on July 9, 2019, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 28,476,497 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, the vote required for each proposal is as follows.

Directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the seven nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2019 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2020 require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The advisory vote on the frequency of future say-on-pay proposals, commonly referred to as a “say-on-frequency” proposal, shall be decided by the frequency option (one year, two years or three years) that receives the greatest number of votes.

Although the say-on-pay and say-on frequency votes are non-binding, they will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. ComputerShare Trust Company, N.A., or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each director nominee;

•	“FOR” the “say-on-pay” proposal;

•	“ONE YEAR” for the say-on-pay frequency proposal; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2020.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1‑800‑652‑VOTE (8683) to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the seven nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory proposal to approve the compensation paid to our named executive officers for fiscal 2019, (3) “one year” for the non-binding advisory proposal on the frequency of future say-on-pay proposals, (4) “for” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 28, 2020,  and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in‑person vote will supersede any vote previously cast.

Broker Non‑Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non‑routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non‑routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non‑vote.”

The election of directors (“Proposal 1”), the say-on-pay proposal (“Proposal 2”) and the say-on-frequency proposal (“Proposal 3”) are matters considered non‑routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals  1, 2 or 3; as a result, there may be broker non‑votes on Proposals 1, 2 or 3.  For your vote to be counted in Proposals  1, 2 or 3, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020 (“Proposal 4”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non‑votes are expected in connection with Proposal 4.

Broker non‑votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non‑votes nor any withhold votes in the election of directors will have any effect thereon. With respect to Proposals  2 and 4, because they represent shares present and entitled to vote that are not voted in favor of such proposal, abstentions have the same effect as votes “against” such proposal; abstentions will have no effect on Proposal 3. Broker non-votes will have no effect on Proposals 2 or 3 because they do not represent shares entitled to vote on such proposals.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged ComputerShare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the Annual Meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non‑votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non‑Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding proxy solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e‑mail, without additional compensation. We do not expect to engage or pay any compensation to a third‑party proxy solicitor.

Householding

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618. Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10‑K, our Quarterly Reports on Form 10‑Q, and our Current Reports on Form 8‑K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10‑K for the fiscal year ended March 30, 2019 as filed with the SEC. Any exhibits listed in the Form 10‑K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The common stock of our Company is listed on the NYSE, and reports and other information on our Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.

Information Deemed Not Filed

Our 2019 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We report our results of operations on a 52‑ or 53‑week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include thirteen weeks of operations and the fourth quarter includes fourteen weeks of operations. Our last three completed fiscal years ended on April 1, 2017,  March 31, 2018 and March 30, 2019.  The years ended March 30, 2019 and March 31, 2018 were each 52‑week periods. The year ended April 1, 2017 was a 53-week period. We refer to our fiscal years ended April 1, 2017,  March 31, 2018 and March 30, 2019 as “fiscal 2017”, “fiscal 2018” and “fiscal 2019”, respectively.

As used in this proxy statement, unless the context otherwise requires, references to the “Company”, “Boot Barn”, “we”, “us” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of seven members.

Peter Starrett Chairman of the Board Independent Director Age: 71 Director since: 2011 Chairman since: 2012 Committees: Compensation Corporate Governance and Nominating, Chairperson

Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. From May to November of 2012, Mr. Starrett served as our interim Chief Executive Officer. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children’s Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett serves on the board of directors of Floor & Decor Holdings, Inc. (NYSE, FND), a retailer of hard surface flooring. In addition, he is a member of the board of directors of several private companies. Previously, he was also Chairman of the Board of Pacific Sunwear, Inc., and served on the board of directors of hhgregg, Inc.  Mr. Starrett received a bachelor’s degree from the University of Denver and received a master’s degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Greg Bettinelli Independent Director Age: 47 Director since: 2012 Committees: Audit Corporate Governance and Nominating

Mr. Bettinelli has served as a member of our board of directors since 2012. Mr. Bettinelli has over 15 years of experience in the Internet and e‑commerce industries. Since January 2014, Mr. Bettinelli has been a Partner with Upfront Ventures, a venture capital firm. From 2009 to 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash‑sale retailer. From 2008 to 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business. From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay Inc., including Senior Director of Business Development at StubHub and Director of Event Tickets and Media. Mr. Bettinelli also previously served on the board of directors of hhgregg, Inc., a retailer of appliances and consumer electronics. Mr. Bettinelli received a bachelor’s degree from the University of San Diego and a master’s degree in business administration from Pepperdine University. We believe that Mr. Bettinelli is qualified to serve on our board of directors because of his extensive experience in online retail marketing and e‑commerce.

James G. Conroy Director Age: 49 Director since: 2012

Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 26 years working in the industry.

Lisa G. Laube Independent Director Age: 56 Director since: 2018 Committee: Compensation

Ms. Laube joined our board of directors in July of 2018. She has served as the Executive Vice President and Chief Merchandising Officer of Floor & Decor Holdings, Inc. (NYSE, FND) since 2012. She is responsible for merchandising, marketing, training and e-commerce. From 2006 to 2011, Ms. Laube was President of Party City where she was responsible for merchandising, marketing and e-commerce and prior to that she was Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens ‘n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy’s in the Textiles division. Ms. Laube began her career at Rich’s department store in the Executive Training Program. She graduated from the Terry School of Business, University of Georgia in 1985 with a bachelor’s of business administration in marketing. Ms. Laube also serves as a director for Action Ministries and Zoo Atlanta, both non-profits based in Atlanta, GA. We believe that Ms. Laube is qualified to serve on our board of directors because of her extensive experience in merchandising, marketing and e‑commerce.

Anne MacDonald Independent Director Age: 63 Director since: 2018 Committees: Audit Corporate Governance and Nominating

Ms. MacDonald joined our board of directors in May of 2018. Ms. MacDonald has over 30 years of experience across marketing disciplines and industries. She spent the first 13 years of her career in the advertising industry at NW Ayer and Grey Advertising. In her capacity as Managing Director she oversaw the agency’s work for major CPG, telecommunication, airline, cosmetic, technology and financial services companies. Ms. MacDonald moved to the corporate side in 1993 as the VP Brand Management for PepsiCo’s Pizza Hut division. From 1997 to 2011, Ms. MacDonald held the position of Chief Marketing Officer at several Fortune 100 companies, including Citigroup, Macy’s and Travelers. Ms. MacDonald currently serves on the board of directors of Hiscox Inc., a British specialty insurer. Ms. MacDonald previously served on the public boards of Catalina Marketing Corporation, a digital media company and Rentrak Corporation, a global media measurement and research company. Ms. MacDonald serves on the advisory boards of Zeotap GmbH, a telecom data analytics company, Tuckerman & Co., an e-commerce shirting company, and Chops Snacks, Inc., a premium beef jerky company. From 2014 to 2017 Ms. MacDonald worked as an advisor at Yale University’s start-up incubator, Yale Entrepreneurial Institute. Ms. MacDonald received her bachelor’s degree from Boston College and a master’s degree in business administration from the University of Bath in England. We believe that Ms. MacDonald is qualified to serve on our board of directors because of her experience as a board member and over 30+ years of experience and insight in marketing, building enduring brands and developing and launching new products.

Brenda I. Morris Independent Director Age: 54 Director since: 2014 Committee: Audit, Chairperson

Ms. Morris has been a member of our board of directors since 2014. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food & beverage, retail and wholesale sectors. Since 2015, Ms. Morris has been a partner with CSuite Financial Partners, a financial executive services team.  From 2016 to 2019, Ms. Morris was the CFO of Apex Parks Group, a company operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris has served since 2015 on the board of directors for Duluth Holdings Inc. (Nasdaq, DLTH). Ms. Morris also serves on the board of H & W Franchise Holdings, dba Xponential Fitness, a curator of boutique fitness brands.  Ms. Morris also serves on the advisory board of Asarasi, Inc., a private tree water company, Pacific Lutheran University Board of Regents and National Association of Corporate Directors, Pacific Southwest Chapter. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a master’s degree in business administration from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because of her extensive experience in accounting and executive management.

Brad Weston Independent Director Age: 54 Director since: 2018 Committees: Audit Compensation, Chairperson

Mr. Weston joined our board of directors in July of 2018. Mr. Weston worked for Petco from 2011 to 2018, first as Executive Vice President and Chief Merchandising Officer overseeing all merchandising activities, including buying, operations, planning and inventory, sourcing, private brand, store design, and Petco’s marketing and e-commerce, and then as Chief Executive Officer from 2016. Prior to joining Petco, Brad served as Senior Vice President and Chief Merchandising Officer for Dick’s Sporting Goods, Inc., Golf Galaxy and dicksportinggoods.com. Previously, Mr. Weston was Senior Vice President, General Merchandise Manager for May Merchandising Company in St. Louis. Mr. Weston started his career as an executive trainee with Robinsons-May in Los Angeles, and eventually became Senior Vice President and General Merchandise Manager. Since July of 2017, Mr. Weston has served on the board of directors of National Retail Federation, the world’s largest retail trade association. Mr. Weston holds a bachelor’s degree in business administration with a finance and marketing emphasis from the University of California, Berkeley. We believe that Mr. Weston is qualified to serve on our board of directors because of his extensive experience in the retail industry.

Board Structure

Currently our board of directors consists of seven directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Starrett, Mr. Bettinelli, Ms. Laube, Ms. MacDonald,  Ms. Morris and Mr. Weston are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the view of the board of directors that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board of directors believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman of the Board. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, employees, and other stakeholders. As Chairman of the Board, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board of directors, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, our audit committee supports our board of directors in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Our board of directors held four meetings in fiscal 2019. During fiscal 2019, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she served. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. All of our directors, with the exception of one, attended the 2018 annual meeting of stockholders either in person or by telephone.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

•	assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

•	the engagement, retention, oversight, evaluation and compensation of our independent registered public accounting firm;

•	reviewing the scope of the annual audit;

•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

•	reviewing our risk assessment and risk management processes;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

•	approving audit and permissible non‑audit services provided by our independent registered public accounting firm; and

•	reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Greg Bettinelli, Anne MacDonald and Brad Weston. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Bettinelli, Ms. MacDonald and Mr. Weston are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our audit committee met four times during fiscal 2019.

Compensation Committee

Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

•	evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	determining the compensation of our Chief Executive Officer based on its evaluation and review;

•	reviewing and approving the compensation of all other executive officers;

•	adopting and administering our equity compensation plans;

•	making recommendations regarding non‑employee director compensation to the full board of directors;

•	reviewing the performance of the compensation committee, including compliance with its charter; and

•

retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

Our compensation committee is comprised of Brad Weston, the chair of the committee, Peter Starrett,  and Lisa G. Laube.  Mr. Weston, Mr. Starrett,  and Ms. Laube are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our compensation committee met four times during fiscal 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

•	identifying individuals qualified to become board members;

•	overseeing our corporate governance guidelines;

•	approving our committee charters;

•	overseeing compliance with our code of business conduct and ethics;

•	contributing to succession planning;

•	reviewing actual and potential conflicts of interest of our directors and officers;

•	overseeing the management evaluation process;

•	overseeing the board self‑evaluation process; and

•	reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is comprised of Peter Starrett, the chair of the committee, Greg Bettinelli and Anne MacDonald. Mr. Starrett, Mr. Bettinelli and Ms. MacDonald are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our nominating and corporate governance committee met four times during fiscal 2019.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. As required under the applicable rules and regulations of the SEC and the NYSE, our code of business conduct and ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our code of business conduct and ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent required by applicable rules and regulations of the SEC and the NYSE. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the code of business conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•	Peter Starrett

•	Greg Bettinelli

•	James G. Conroy

•	Lisa G. Laube

•	Anne MacDonald

•	Brenda I. Morris

•	Brad Weston

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one‑year term if elected, concluding at the 2020 Annual Meeting of stockholders, and each nominee was elected at the 2018 annual meeting of stockholders for which proxies were solicited. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, seven directors will be elected to our board of directors.

Required Vote

The seven nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these seven nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE‑NAMED NOMINEES.

DIRECTOR COMPENSATION

In connection with our initial public offering in October 2014, our board of directors approved a compensation policy for our directors who are not our employees (“Outside Directors”). This compensation policy was updated and approved at the meeting of the compensation  committee held on May 8, 2018. Under this revised policy, Outside Directors receive an annual cash retainer of $50,000, payable quarterly, and reimbursement of expenses relating to attendance at board of directors and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, receives an additional annual cash retainer of $25,000,  the chairperson of our audit committee, if an Outside Director, receives an additional annual cash retainer of $20,000, the chairperson of our compensation committee, if an Outside Director, receives an additional annual cash retainer of $15,000, and the chairperson of our nominating and corporate  governance committee, if an Outside Director, receives an additional annual cash retainer of $10,000, payable quarterly.

In addition to the cash compensation discussed above, we grant to our Outside Directors under our 2014 Equity Incentive Plan restricted stock units, payable in shares of our common stock. The restricted stock units are subject to vesting conditions that lapse on the first anniversary of the date of grant, subject to continued service as a member of our board of directors. Payment in respect of the restricted stock units is made upon vesting; however, beginning in fiscal 2020, our Outside Directors may elect to defer receipt of such shares of common stock. In fiscal 2019, we have granted to our Outside Directors under our 2014 Equity Incentive Plan restricted stock units with a market value of $75,000.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long‑term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are encouraged to own shares of our common stock (including shares owned outright, unvested shares, and stock options, restricted stock units or other equity grants) having a value over time of at least three times their annual cash retainer until he/she leaves the board of directors.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2019.

	Fees Earned or			All Other
Name	Paid in Cash	Share Awards (1)	Option Awards	Compensation	Total
Peter Starrett	$80,000	$93,432	$-	$-	$173,432
Greg Bettinelli	47,500	93,432	-	-	140,932
Lisa G. Laube	37,500	75,003	-	-	112,503
Anne MacDonald	47,500	93,432	-	-	140,932
Brenda Morris	66,250	93,432	-	-	159,682
Brad Weston	48,750	75,003	-	-	123,753

(1)

The amounts in this column reflect the aggregate grant date fair value of each share award granted during the fiscal year, computed in accordance with ASC 718. The restricted stock units granted to Mr. Starrett, Mr. Bettinelli, Ms. MacDonald and Ms. Morris include 3,906 restricted stock units, calculated by dividing the $75,000 intended value by the closing stock price of $19.20 on May 1, 2018, which were granted on May 24, 2018. The grant date fair value reflects the closing stock price of $23.92 on May 24, 2018. Ms. Laube and Mr. Weston were each granted 2,866 restricted stock units, calculated by dividing the intended grant value of $75,003 by the closing stock price of $26.17 on the grant date of August 9, 2018, which was subsequent to their joining the board of directors in July of 2018. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2019.

The following table lists all outstanding equity awards held by our Outside Directors as of March 30, 2019. The market value is based upon the closing stock price of $29.44 on March 29, 2019, the last trading day of fiscal 2019.

	Option Awards				Stock Awards
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Date of Grant	Shares/units not vested (#)		Market value of units not vested ($)
Peter Starrett					5/24/2018	3,906	(1)	114,993

Greg Bettinelli	1/27/2012	16,047	$8.00	1/27/2022
					5/24/2018	3,906	(1)	114,993

Lisa Laube					8/9/2018	2,866	(2)	84,375

Anne MacDonald					5/24/2018	3,906	(1)	114,993

Brenda Morris					5/24/2018	3,906	(1)	114,993

Brad Weston					8/9/2018	2,866	(2)	84,375

(1)	The restricted stock units held by the director as of March 30, 2019 vested fully on the one-year anniversary of the date of grant.
(2)	The restricted stock units held by the director as of March 30, 2019 are scheduled to vest fully on the one-year anniversary of the date of grant.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 9, 2019:

Name	Age	Position
James G. Conroy	49	President, Chief Executive Officer and Director
Gregory V. Hackman	57	Chief Financial Officer and Secretary
Laurie Grijalva	61	Chief Merchandising Officer
John Hazen	43	Chief Digital Officer
Michael A. Love	58	Senior Vice President, Stores

James G. Conroy.  Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University.

Gregory V. Hackman.  Mr. Hackman has been our Chief Financial Officer and Secretary since January 2015. Prior to joining Boot Barn, Mr. Hackman was with Claire’s Stores, Inc. from 2008 to 2015 where Mr. Hackman served as Vice President of Finance and Global Controller. Before joining Claire’s Stores, Inc., Mr. Hackman served in a variety of financial roles, first at the May Department Stores Company, Inc. and then at Macy’s, Inc., for more than 20 years with responsibilities including financial planning, reporting and analysis, expense planning and payroll. Mr. Hackman also has experience in public accounting. Mr. Hackman received a bachelor of science in business administration from the University of Missouri.

Laurie Grijalva.    Ms. Grijalva has been our Chief Merchandising Officer since July 2014. She joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time, including Vice President of Buying and Merchandising from 2004 to 2014. Prior to joining Boot Barn, she was employed by LeRoy Knitted Sportswear from 1981 to 1988 and Los Angeles-based Grunwald Marx Apparel from 1990 to 1993; her primary duties were line building and exclusive brand production. She received a bachelor of arts degree in communications from California State University, Fullerton.

John Hazen.  Mr. Hazen has been our Chief Digital Officer since March 2018. Prior to joining Boot Barn, Mr. Hazen was with Ring as the SVP of Commerce and Subscriptions from 2017 to 2018. Before joining Ring, Mr. Hazen was employed by True Religion as the SVP of Direct To Consumer from 2014 to 2017 where he oversaw both brick-and-mortar and digital channels. Mr. Hazen has 20 years of experience in the apparel and footwear industry at companies including Kellwood, Nike and Fox Racing. Mr. Hazen received a bachelor of commerce degree in management information systems from Concordia University in Montreal, Quebec and a master’s degree in business administration from Loyola Marymount University in Los Angeles, California.

Michael A. Love.  Mr. Love has been with Boot Barn since 2014. He is currently the Senior Vice President of Stores after previously serving as Vice President of Merchandise Planning. Prior to joining Boot Barn, Mr. Love was with Claire’s Stores, Inc., from 2010 to 2014 where Mr. Love served as Vice President of Merchandise Planning and Allocation. Before joining Claire’s Stores, Inc., Mr. Love served as Vice President Divisional Planning Manager for Kohl’s Corporation from 2008 to 2010. Mr. Love served in a variety of merchandising and planning roles first at Federated Department Stores, then at May Department Stores Company, Inc. and Macy’s Inc.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2019, our compensation committee was comprised of Brad J. Brutocao, Peter Starrett, Lisa G. Laube and Brad Weston. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. Except for Mr. Starrett, who served as our interim Chief Executive Officer from May to November of 2012, none of these individuals has ever been an officer or employee of our company. Currently, our compensation  committee is comprised of Peter Starrett, Lisa G. Laube and Brad Weston.

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 30, 2019 for filing with the SEC.

Brad Weston, Chairperson
Lisa G. Laube
Peter Starrett

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for fiscal 2019 to our named executive officers ("NEOs") listed in the Summary Compensation Table for fiscal 2019 that follows this discussion.

Our NEOs for fiscal 2019 were:

•	James G. Conroy, President and Chief Executive Officer;

•	Gregory V. Hackman, Chief Financial Officer and Secretary;

•	Laurie Grijalva, Chief Merchandising Officer;

•	John Hazen, Chief Digital Officer; and

•	Michael A. Love, Senior Vice President, Stores.

Highlights of Fiscal 2019 Business Performance

We believe that our NEOs were instrumental in helping us drive positive results for our stockholders in Fiscal 2019, as evidenced by the following:

Metric	Fiscal 2019 (in millions except for net income per diluted share)	Fiscal 2018 (in millions except for net income per diluted share)	Year-over-Year Growth %
Net sales	$776.9	$677.9	14.6%
Income from operations	64.3	46.3	39.1%
Net income	39.0	28.9	34.9%
Net income per diluted share	$1.35	$1.05	28.6%

Metric	Consolidated	Retail Stores	E-commerce
Same store sales growth	10%	9.5%	12.2%

For more information on our financial results for Fiscal 2019, see our Annual Report on Form 10-K for the fiscal year ended March 30, 2019, filed with the SEC on May 24, 2019.

Fiscal 2019 Compensation

Compensation Philosophy and Objectives

Our compensation committee (the “Committee”), which is comprised of independent directors, oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends.  We have avoided problematic pay practices and maintain compensation plans that reinforce a performance-based company culture, as follows:

What We Do
*	Review total compensation relative to median of a peer group of companies in similar business sectors, notably specialty retailers, of comparable size and complexity
*	Tie short-term incentives to achievement of financial and strategic metrics
*

Deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance and align long-term incentive compensation objectives with the creation of stockholder value

*	Use an independent compensation consultant retained directly by the Committee that provides no other services to the Company
*	Assess annually potential risks relating to our compensation policies and practices

What We Don't Do
*	Incentivize participants to take excessive risks
*	Allow margining, derivative, or speculative transactions, such as hedges and margin accounts, by executive officers
*	Provide excessive severance or excessive perquisites
*	Provide excise tax gross-ups related to change-in-control or other payments
*	Allow for repricing of stock options without stockholder approval
*	Provide “single-trigger” change-in-control cash payments or equity acceleration

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented individuals that can drive business success and create stockholder value. Key aspects of our pay philosophy are to:

•

Target an overall pay structure that includes base salary, bonuses and equity awards that are based upon both market and performance measures. The long-term intent is generally to pay NEO compensation approximating market median;

•

Emphasize pay for performance with clear objectives and strong alignment between results and pay delivery. The Committee also believes that executives should have more variable pay tied to Company performance;

•	Provide a meaningful focus on performance achievement that is aligned with stockholder interests.

Elements of Our Executive Compensation Program

For Fiscal 2019, our executive compensation program consisted of the following four elements of total compensation:

1.	Base salary

2.	Short-term cash performance-based bonus

3.	Long-term equity incentives

4.	Other compensation (benefits and minimal perquisites)

We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. The Committee generally allocates compensation between short-term and long-term components and between cash and equity in a manner that it believes will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term equity incentive awards) comprise an increasingly larger proportion of total target compensation of our senior executives as position level increases. This is consistent with the Committee’s belief that these variable elements of compensation more closely align management's interests with our financial performance and with our stockholders’ interests.

Based on our fiscal 2019 target direct compensation (including grant date fair value of equity awards and annual bonus amounts at target), 70% of our CEO’s target direct compensation and an average of 52% of the target direct compensation for the other NEOs was variable, because it was realized only if the applicable financial performance goals were met and/or its value is tied to our stock price. The charts below demonstrate our performance-aligned pay mix.

Fiscal 2019 CEO Total Compensation Mix

Aligned with Shareholder Interests (Variable Pay) 70%
30%
28%
8%
34%
70%
Salary & All Other Compensation
Non-Equity Incentive Plan Compensation - Target Cash Bonus
Restricted Stock Units
Stock Options

Fiscal 2019 Other NEO Average Total Compensation Mix

Aligned with Shareholder Interests (Variable Pay) 52%
52%
21%
6%
25%
48%
Salary & All Other Compensation
Non-Equity Incentive Plan Compensation - Target Cash Bonus
Restricted Stock Units
Stock Options

Base Salary

Base salary is structured and intended to provide a base-line level of fixed compensation to our NEOs to serve as the platform for our pay-for-performance program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each NEO and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Base salaries for fiscal 2019 for our NEOs were set by the Committee after reviewing and considering (i) the experience, skills, and performance levels of each NEO, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each NEO’s relative pay level against peer group companies, (iv) internal equity within the Company, and (v) the Chief Executive Officer’s recommendations (for positions other than his own). Base salaries for our NEOs as of the end of fiscal 2019 and 2018 are listed below. At its meeting on May 7, 2019, the Committee approved salary increases for fiscal 2020 for the NEOs, effective May 5, 2019. The approved salaries for fiscal 2020 are discussed in the “Executive Compensation--Employment Agreements” section below.

Name	Fiscal 2019 Base Salary	Fiscal 2018 Base Salary
James G. Conroy	$750,000	$715,000
Gregory V. Hackman	375,000	339,668
Laurie Grijalva	375,000	319,302
John Hazen	375,000	375,000
Michael A. Love	280,000	265,000

Annual Cash Incentive Bonus

Our NEOs are eligible to receive annual cash incentives as part of our Annual Cash Incentive Bonus Plan. Our Annual Cash Incentive Bonus Plan was designed by the Committee to reward our senior executives for achieving targeted amounts of a variation of adjusted EBIT set at the beginning of the fiscal year, as well as additional financial performance goals assigned to each NEO.  The adjusted EBIT bonus target was defined as earnings before income taxes, excluding certain one-time selling, general and administrative expenses and bonus expense. The Committee also awarded additional bonus opportunities to each of our NEOs based upon objective criteria established by the Committee (referred to as “other financial performance” in the below table).  The below table highlights the annual cash incentive bonus metrics applicable to each of our NEOs.

Name and Annual Cash Incentive Bonus Metric	% Payout of Base Salary at Target	% Payout of Base Salary at Maximum
James G. Conroy
Consolidated adjusted EBIT	90%	180%
Other financial performance	10%	20%
	100%	200%
Gregory V. Hackman
Consolidated adjusted EBIT	54%	108%
Other financial performance	6%	12%
	60%	120%
Laurie Grijalva
Consolidated adjusted EBIT	24%	48%
Merchandise margin	15%	30%
Consolidated exclusive brand sales penetration	15%	30%
Other financial performance	6%	12%
	60%	120%
John Hazen
Consolidated adjusted EBIT	24%	48%
E-commerce adjusted EBIT	20%	40%
E-commerce exclusive brand sales penetration	10%	20%
Other financial performance	6%	12%
	60%	120%
Michael A. Love
Consolidated adjusted EBIT	20%	40%
Retail store adjusted EBIT	8%	16%
Retail store exclusive brand sales penetration	8%	16%
Other financial performance	4%	8%
	40%	80%

In fiscal 2019, our target adjusted EBIT, as calculated with respect to the annual incentive bonuses, was $57.9 million. The minimum threshold to receive an adjusted EBIT bonus was $49.2 million. Actual adjusted EBIT was $71.5 million, which was 123.5% of the target and resulted in a payout percentage of 173.7%. As a result of this strong adjusted EBIT, together with the achievement of the other criteria described above, the NEOs received the following cash bonuses for fiscal 2019.

Name	Target Annual Cash Incentive Bonus	Target Bonus as a % of Salary	Actual Annual Cash Incentive Bonus	% of Target Bonus Paid
James G. Conroy
Consolidated adjusted EBIT	$671,244	90%	$1,165,952	174%
Other financial performance	74,583	10	149,165	200
	$745,827	100%	$1,315,117	176%

Gregory V. Hackman
Consolidated adjusted EBIT	$202,500	54%	$351,743	174%
Other financial performance	22,500	6	45,000	200
	$225,000	60%	$396,743	176%

Laurie Grijalva
Consolidated adjusted EBIT	$87,429	24%	$151,865	174%
Merchandise margin	54,644	15	88,373	162
Consolidated exclusive brand sales penetration	54,644	15	41,826	77
Other financial performance	21,857	6	43,715	200
	$218,574	60%	$325,779	149%

John Hazen
Consolidated adjusted EBIT	$90,000	24%	$156,330	174%
E-commerce adjusted EBIT	75,000	20	75,000	100
E-commerce exclusive brand sales penetration	37,500	10	-	-
Other financial performance	22,500	6	41,250	183
	$225,000	60%	$272,580	121%

Michael A. Love
Consolidated adjusted EBIT	$55,423	20%	$96,270	174%
Retail store adjusted EBIT	22,169	8	44,338	200
Retail store exclusive brand sales penetration	22,169	8	22,169	100
Other financial performance	11,085	4	22,169	200
	$110,846	40%	$184,946	167%

Fiscal 2020 Changes to Bonus Plan

Subsequent to fiscal 2019 we approved a slight revision to our fiscal 2020 bonus program, eliminating the other financial performance bonus metric.

Long-Term Equity Incentives

Under our long-term incentive program, the Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and restricted stock units.

All awards granted in fiscal 2019 to our NEOs were nonqualified stock options or restricted stock units granted under our 2014 Equity Incentive Plan (the “2014 Plan”). Stock options have value to an award recipient only if our stock price appreciates, while the value of restricted stock units increases as our stock price increases, and both types of awards incentivize retention. The Committee’s objectives for the fiscal 2019 long-term incentive awards were to establish a direct link between compensation and Company performance as demonstrated through our stock price and to retain the services of our executives through multi-year vesting provisions.

In determining the fiscal 2019 long-term incentive award levels for our NEOs, the Committee compared the target total direct compensation of each NEO to applicable market data including both salary and equity-incentive awards.

The fiscal 2019 options granted to the NEOs have a term of eight years and vest in equal annual installments over a four-year period subject to continued service. The fiscal 2019 restricted stock units granted to the NEOs vest in equal annual installments over a four-year period subject to continued service. The grant mix shown below was chosen to provide a majority emphasis on driving performance results and stock price appreciation, while also providing retentive value. For more information, see “Grants of Plan-Based Awards” below.

Name and Equity Granted	Approximate Weighting
James G. Conroy
Stock options	80%
Restricted stock units	20%
100%
Gregory V. Hackman
Stock options	80%
Restricted stock units	20%
100%
Laurie Grijalva
Stock options	80%
Restricted stock units	20%
100%
Michael A. Love
Stock options	66%
Restricted stock units	34%
100%

Mr. Hazen is not included in the above table as he was hired and granted long-term equity incentives in March 2018, prior to the fiscal 2019 annual grant made to the other NEOs. Mr. Love has a different grant mix than the other NEOs reflective of differences in his duties as a  senior vice president compared to the duties and responsibilities of our chief executive officer, chief financial officer and chief merchandising officer, as well as market data applicable to individuals with such positions and duties.

Fiscal 2020 Changes to Long-Term Equity Incentives

Subsequent to fiscal 2019, the Committee determined to grant performance-based restricted stock units to all of its NEOs and a market-based stock option award to Mr. Conroy and included these awards as part of the fiscal 2020 long-term equity incentive award grant.

Other Elements of our Fiscal 2019 Compensation Program

Nonqualified Deferred Compensation

In fiscal 2019, we adopted the Boot Barn, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may defer up to 80% of their base salary, 90% of bonus payments, and 100% of restricted stock units. Our Company may make discretionary contributions to the Deferred Compensation Plan on behalf of participants. Any Company-based contributions are subject to a five-year graded vesting schedule. Cash amounts deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds made available by the Company and selected by the participant. Mr. Love was the only NEO participating in the Deferred Compensation Plan in fiscal 2019. The Company did not make any discretionary contributions to the Deferred Compensation Plan in fiscal 2019.

401(k) Plan and Other Benefits

Each of our NEOs is eligible to participate in our 401(k) Plan. Participating employees may defer compensation into the plan, up to the statutory maximum set by the Internal Revenue Service. In addition, our Company provides matching contributions under the plan to eligible employees, including our NEOs. The matching contributions provided by our Company under the 401(k) Plan are equal to 100% of employee contributions, up to 3% of their compensation and 50% of further employees contributions, up to 5% of their compensation, subject to the annual limits established by the Internal Revenue Service.

Role of the Compensation Committee in Executive Compensation

During Fiscal 2019, the Committee made all decisions regarding the compensation levels of our executive officers.

It is the Committee's responsibility to (1) oversee the design of our executive compensation programs, policies and practices, (2) determine the types and amounts of most compensation for NEOs, and (3) review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation and stock option plans.

In addition, as described above, the Committee directly engaged Exequity to assist in its review of compensation for our executive officers.

Role of Independent Compensation Consultant

The Committee retained Exequity, LLP (“Exequity”) as its independent compensation consultant to advise on NEO and director compensation for fiscal 2019. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design.  As part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

•	analyzed peer company proxy and other survey data as appropriate; and

•

advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including annual base salaries, target cash bonus amounts, and the structure and target amount of long-term incentive awards.

The Committee annually reviews the independence of Exequity as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Committee determined that Exequity's work for us does not raise any conflicts of interest. The Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Exequity's annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Exequity and the members of the Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

Peer Group and Benchmarking

In making executive compensation determinations for fiscal 2019, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our Chief Executive Officer, who has many years of experience in our industry. We have also established a peer group of firms in similar business sectors, most notably specialty retail. The peers selected are of a comparable size and complexity. Our fiscal 2019 peer group is comprised of the companies listed below.

Big 5 Sporting Goods

Build-A-Bear Workshop, Inc.

Citi Trends

Destination Maternity

Destination XL Group

Five Below

Francesca's Holdings Corp.

Hibbett Sports, Inc.

MarineMax, Inc.

RTW Retailwinds, Inc.

Shoe Carnival, Inc.

The Buckle, Inc.

The Cato Corporation

The Container Store Group, Inc.

Tilly’s

Trans World Entertainment

Zumiez Inc.

The pay levels and award practices of these firms were considered as inputs when establishing go-forward compensation programs for our NEOs. The Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Committee will review our NEO compensation against an appropriate peer group on a more formal basis and will also consider other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs. The Committee expects to periodically review and update this peer group for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Tax Considerations

As a general matter, our Board and the Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers, but historically contained an exception for performance-based compensation. However, 2017 year-end tax reform legislation ("Tax Legislation") eliminated this exception, generally effective for taxable years beginning after December 31, 2017, except with respect to certain grandfathered arrangements. We will continue to develop compensation programs that use a full range of performance criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. The Committee retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Anti-Hedging Policy

Although we do not have stock ownership guidelines applicable to our NEOs, each holds a relatively significant amount of our common stock and a portion of each NEO’s compensation is equity-based. We have in place policies that restrict the ability of our NEOs from engaging in short-term or speculative transactions by prohibiting short-term trading, short sales or margin trading involving Company securities.

Compensation Risk Assessment

In fiscal 2019, Exequity supported management and the Committee in conducting their risk assessment of our incentive compensation plans and practices. Included in the review were all cash and equity-based incentive plans, insider trading prohibitions, and independent oversight by the Committee. Management and the Committee evaluated these compensation policies and practices to ensure they do not create risks that are reasonably likely to have a material adverse effect on the Company. They considered the Company’s growth and return performance, the mix of compensation between fixed and variable pay, financial and non-financial metrics, and the time horizon of the compensation policies in place. As a result of this analysis as well as the regular review of compensation policies and practices, management and the Committee have concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for fiscal 2019, 2018 and 2017. John Hazen and Michael A. Love became NEOs in fiscal 2019.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
James G. Conroy	2019	$745,827	$219,992	$935,716	$1,315,117	$-	$57,959	$3,274,611
President, Chief Executive Officer and Director	2018	712,693	81,051	267,548	1,031,731	-	10,800	2,103,823
	2017	695,483	105,804	357,742	-	-	10,600	1,169,629

Gregory V. Hackman	2019	375,000	59,991	255,196	396,743	-	31,795	1,118,725
Chief Financial Officer and Secretary	2018	339,067	15,621	71,367	245,452	-	10,800	682,307
	2017	331,560	24,885	137,745	-	-	10,600	504,790

Laurie Grijalva	2019	364,290	59,991	255,196	325,779	-	21,872	1,027,128
Chief Merchandising Officer	2018	317,587	15,621	71,367	220,197	-	23,007	647,779
	2017	308,646	19,908	102,683	-	-	10,600	441,837

John Hazen	2019	375,000	-	-	272,580	-	-	647,580
Chief Digital Officer

Michael A. Love	2019	277,114	67,048	141,383	184,946	-	21,770	692,261
Senior Vice President, Stores

(1)

The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2019. Mr. Hazen’s stock awards are not included in the above table as he was hired and granted long-term equity incentives in fiscal 2018, prior to the fiscal 2019 annual grant made to the other NEOs.

(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2019. Mr. Hazen’s option awards are not included in the above table as he was hired and granted long-term equity incentives in fiscal 2018, prior to the fiscal 2019 annual grant made to the other NEOs.

(3)

Non‑Equity Incentive Plan Compensation represents the cash performance‑based bonus paid to the NEOs pursuant to the achievement of certain Company and financial performance goals assigned to each NEO during the fiscal year with respect to which such bonuses are earned, although payment of any such bonuses occurs after the completion of the fiscal year.

(4)	All Other Compensation for fiscal 2019 consisted of the following:

	401(k) Match	Payout of Accrued Vacation	Health Benefits (1)	Total
James G. Conroy	$11,000	$28,683	$18,276	$57,959
Gregory V. Hackman	11,000	14,423	6,372	31,795
Laurie Grijalva	11,000	-	10,872	21,872
John Hazen	-	-	-	-
Michael A. Love	11,000	10,770	-	21,770

(1)	The amounts in this column reflect the supplemental insurance policy premiums paid by the Company to cover out-of-pocket medical expenses not covered by the NEO’s health plans.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date		Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
James G. Conroy	5/8/2018	(1)	$-	$745,827	$1,491,654
	5/24/2018	(2)				9,197			$219,992
	5/24/2018	(2)					105,112	$23.92	$935,716

Gregory V. Hackman	5/8/2018	(1)	-	225,000	450,000
	5/24/2018	(2)				2,508			$59,991
	5/24/2018	(2)					28,667	$23.92	$255,196

Laurie Grijalva	5/8/2018	(1)	-	218,574	437,148
	5/24/2018	(2)				2,508			$59,991
	5/24/2018	(2)					28,667	$23.92	$255,196

John Hazen	5/8/2018	(1)	-	225,000	450,000

Michael A. Love	5/8/2018	(1)	-	110,846	221,691
	5/24/2018	(2)				2,803			$67,048
	5/24/2018	(2)					15,882	$23.92	$141,383

(1)	Consists of an award of a cash bonus opportunity under our Cash Incentive Bonus Plan for executives.
(2)	Such award is subject to vesting over a four-year period in equal annual installments on each anniversary of the grant date.

Employment Agreements

The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Hackman, Hazen, Love and Ms. Grijalva are summaries only.

James G. Conroy

We entered into an employment agreement with Mr. Conroy on November 12, 2012, which was amended and restated as of April 7, 2015, pursuant to which Mr. Conroy serves as our President and Chief Executive Officer. Mr. Conroy’s employment agreement has an initial term of three years, after which it automatically renews each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Conroy is entitled to a base salary of at least $625,000 per year. Mr. Conroy’s current base salary, as determined by the Committee on May 7, 2019 is $825,000. He is eligible to participate in our annual incentive bonus program. Mr. Conroy is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Conroy’s employment without “Cause” or if he resigns for “Good Reason” or if we provide Mr. Conroy with notice of non‑renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non‑renewal within one year following, or three months preceding, a “Change of Control” (as such term is defined in his employment agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, in the event of such termination, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”). If any amounts payable to Mr. Conroy pursuant to the Amended Agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Code,  under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then his employment agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

Under Mr. Conroy’s employment agreement, “Cause” means his:

(A)

intentional refusal or intentional failure to perform his duties and responsibilities under the employment agreement or to follow any reasonable instruction issued by the Company or our board of directors;

(B)

failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);

(C)

engagement in any act or omission involving willful misfeasance or nonfeasance by Mr. Conroy of his assigned duties, which includes, without limitation, the intentional refusal by Mr. Conroy to follow the directions of our board of directors or any committee thereof or the intentional refusal by Mr. Conroy to perform his assigned duties in any material respect;

(D)

engagement in any act of theft, fraud, embezzlement, falsification of the Company documents, misappropriation of funds or other assets of the Company or in any misconduct which is materially damaging to the goodwill, business or reputation of the Company;

(E)	conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(F)	material breach of any of his obligations contained in the employment agreement.

Prior to any termination for Cause pursuant to (A), (B) or (F), the Company must give written notice to Mr. Conroy within 60 days of any event triggering the applicable subsection and Mr. Conroy shall thereafter have the right to remedy the condition, if such condition can be remedied, within 30 days of the date Mr. Conroy receives the written notice from the

Company.  If Mr. Conroy does not remedy the condition within the 30-day cure period to the reasonable satisfaction of our board of directors, then our board of directors may deliver a notice of termination for Cause at any time within 30 days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.

Under Mr. Conroy's employment agreement, “Change of Control” generally means any of the following events:

(A)

A merger, consolidation, reorganization or arrangement involving the Company other than a merger, consolidation, reorganization or arrangement in which our stockholders immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

(B)

The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer made directly to our stockholders;

(C)

The sale, transfer or other disposition of all or substantially all of the assets of the Company other than a sale, transfer or other disposition to an affiliate of the Company or to an entity in which our stockholders immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or

(D)

A change in the composition of our board of directors over a period of 24 consecutive months or less such that a majority of our board of directors ceases to be comprised of individuals who either have been: members of our board of directors continuously since the beginning of such period (“Incumbent Members”), or appointed or nominated for election as members of our board of directors during such period by at least a majority of Incumbent Members who were still in office at the time our board of directors approved such appointment or nomination.

“Good Reason” is defined in the employment agreement as the occurrence of any of the following events without Mr. Conroy's written consent:

(A)	any diminution in base salary or target bonus amount;
(B)	any material and continuing diminution in Mr. Conroy’s authority or responsibilities, such that Mr. Conroy no longer has the title of, or serves or functions as, the chief executive officer;
(C)	changing the geographic location at which Mr. Conroy provides services to the Company to a location more than 35 miles further from Mr. Conroy’s residence;
(D)	a material breach by the Company of its obligations under the employment agreement; or
(E)	requiring Mr. Conroy to report to someone other than our board of directors;

provided however, that Mr. Conroy’s resignation for Good Reason will be effective only if Mr. Conroy provides written notice to our board of directors of any event constituting Good Reason within 60 days after Mr. Conroy becomes aware of the occurrence of any such event, and our board of directors does not cure said event within 30 days after receipt of the notice, and provided further, that Mr. Conroy terminates his employment within 90 days of the date of his written notice.

Gregory V. Hackman

We entered into an employment agreement with Mr. Hackman on January 8, 2015 pursuant to which Mr. Hackman serves as our Chief Financial Officer. Mr. Hackman’s employment agreement had an initial term of one year, after which it automatically renews each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Hackman is entitled to a base salary of at least $325,000 per year. Mr. Hackman’s current base salary, as determined by the Committee on May 7, 2019 is $425,000.  He is eligible to participate in our annual incentive bonus program.  Mr. Hackman is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Hackman’s employment without “Cause”, if he resigns for “Good Reason”, or if we provide notice of non-renewal of the term of Mr. Hackman’s employment agreement, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates.

Under Mr. Hackman’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)

failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);

(C)

engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;

(D)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(E)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement (described below).

“Good Reason” is defined in Mr. Hackman’s employment agreement as the occurrence of any of the following events without Mr. Hackman’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in his authority or responsibilities;
(C)

changing the geographic location at which Mr. Hackman provide services to the Company to a location more than thirty-five (35) miles from the then existing location and further from Mr. Hackman's residence; or

(D)	requiring Mr. Hackman to report to someone other than the chief executive officer;

provided however, that resignation for Good Reason will be effective only if Mr. Hackman provides written notice to the Company of any event constituting Good Reason within sixty (60) days after he becomes aware of such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, Mr. Hackman terminates employment within ninety (90) days of the date of his written notice.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary of at least $275,000 per year. Ms. Grijalva’s current base salary, as determined by the Committee on May 7, 2019 is $425,000.  Ms. Grijalva is eligible to participate in our annual incentive bonus program.  Ms. Grijalva is also entitled to participate in our health and welfare benefit plans or programs of our Company available to other similarly situated officers of our Company.

If we terminate Ms. Grijalva’s employment without “Cause”, then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Under Ms. Grijalva’s employment agreement, “Cause” means her:

(A)

refusal or failure to perform her duties and responsibilities under the employment agreement, to follow any instruction issued by the Company or the chief executive officer, or to comply with any written policies or procedures of the Company (including, but not limited to, the Company’s policies prohibiting discrimination and harassment, drug policy, etc.);

(B)

engagement in any act of misfeasance or nonfeasance of her assigned duties, theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any conduct which is damaging to the goodwill, business or reputation of the Company;

(C)	conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(D)	breach of any of her obligations contained in the employment agreement or the confidential and proprietary information agreement (described below).

John Hazen

We entered into an employment agreement with Mr. Hazen on March 1, 2018 pursuant to which Mr. Hazen serves as our Chief Digital Officer, effective as of April 2, 2018.

Under his employment agreement, Mr. Hazen is entitled to a base salary of at least $375,000 per year. Mr. Hazen’s current base salary, as determined by the Committee on May 7, 2019 is $400,000. Mr. Hazen is entitled to participate in our annual incentive bonus program. In connection with his initial hiring, Mr. Hazen received an option to purchase 56,270 shares of our stock, at an exercise price equal to the fair market value of such shares on the grant date. Subject to the terms of our Company’s 2014 Equity Incentive Plan, Mr. Hazen’s stock option vests at a rate of 20% per year on the first five anniversaries of the grant date, subject to his continued employment through the applicable vesting date. Mr. Hazen also received 18,757 restricted stock units, subject to vesting in nearly equal installments on each of March 19, 2019, March 19, 2020, March 19, 2021, March 19, 2022, and March 19, 2023, subject to his continued employment through the applicable vesting date. Mr. Hazen is also eligible to participate in our Company’s broad-based benefit plans and programs that are generally offered to other similarly situated employees.

If we terminate Mr. Hazen’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of nine months.

Under Mr. Hazen's employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)

failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);

(C)

engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;

(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement (described below).

“Good Reason” is defined in Mr. Hazen's employment agreement as the occurrence of any of the following events without Mr. Hazen's consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Hazen’s authority or responsibilities; or
(C)

changing the geographic location at which Mr. Hazen provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Hazen’s residence;

provided however, that Mr. Hazen’s resignation for Good Reason will be effective only if he provides written notice to the Company of any event constituting Good Reason within sixty (60) days after he becomes aware such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, Mr. Hazen terminates his employment within ninety (90) days of the date of the written notice.

Michael A. Love

We entered into an employment agreement with Mr. Love, effective May 5, 2014 to serve as our VP of Merchandise Planning. Effective April 1, 2017, Mr. Love was promoted to the position of Senior Vice President, Marketing and Merchandise Planning. Effective June 12, 2018, Mr. Love was promoted to the position of Senior Vice President,  Stores. Following such promotions, Mr. Love is entitled to a base salary of $280,000 per year. Mr. Love’s current base salary, as determined by the Committee on May 7, 2019 is $310,000. Mr. Love is entitled to participate in our annual incentive bonus program and our health and welfare benefit plans or other programs of our Company that are generally available to other similarly situated executives.

If we terminate Mr. Love’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of six months.

Under Mr. Love’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)

failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);

(C)

engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;

(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement (described below).

“Good Reason” is defined in the employment agreement as the occurrence of any of the following events without Mr. Love’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Love’s authority or responsibilities; or
(C)

changing the geographic location at which Mr. Love provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Love’s residence;

provided however, that Mr. Love’s resignation for Good Reason will be effective only if he provides written notice to the Company of any event constituting Good Reason within sixty (60) days after he becomes aware of such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, Mr. Love terminates his employment within ninety (90) days of the date of his written notice.

Restrictive covenants

Each of our NEOs is subject to certain restrictive covenants while employed and after termination of employment. Pursuant to his employment agreement, Mr. Conroy is restricted from soliciting any of our employees, consultants, contractors, agent or representatives of the Company to leave their employment or engagement with us, or otherwise interfere or attempt to interfere with our relationship with any of our employees, consultants, contractors, agents or representatives during the executive officer's period of employment and for a period of 12 months following termination of employment. Mr. Conroy is also subject to ongoing non-disparagement and confidentiality obligations under his employment agreement. Each of the employment agreements for Ms. Grijalva, Mr. Hackman, Mr. Hazen, and Mr. Love require that the executive enter into a confidential and proprietary information agreement, each of which contain the same non-solicit, non-disparagement and confidentiality provisions as described above for Mr. Conroy.

Outstanding Equity Awards at Fiscal Year‑End

The following table provides information regarding outstanding equity awards held by our NEOs as of March 30, 2019.

			Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exerciseable	Number of securities underlying unexercised options (#) unexerciseable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Shares/units not vested (#)		Market value of units not vested ($) (9)
James G. Conroy	-	101,205	-	6.15	6/5/2025	(1)
							10,543	(1)	310,386
	-	85,705	-	7.11	5/20/2024	(2)
							8,928	(2)	262,840
	14,790	-	-	11.21	12/21/2022
	66,434	33,216	-	16.00	10/29/2022	(3)
	-	105,112	-	23.92	5/24/2026	(4)
							9,197	(4)	270,760
	35,132	23,421	-	28.82	6/9/2023	(5)
							3,122	(5)	91,912

Gregory V. Hackman	6,749	26,996	-	6.15	6/5/2025	(1)
							2,032	(1)	59,822
	3,907	33,000	-	7.11	5/20/2024	(2)
							2,100	(2)	61,824
	80,000	20,000	-	19.30	1/26/2023	(6)
	-	28,667	-	23.92	5/24/2026	(4)
							2,508	(4)	73,836
	3,904	2,602	-	28.82	6/9/2023	(5)
							346	(5)	10,186

Laurie Grijalva	9,812	-	-	6.00	1/27/2022
	3,374	26,996	-	6.15	6/5/2025	(1)
							2,032	(1)	59,822
	8,200	24,600	-	7.11	5/20/2024	(2)
							1,680	(2)	49,459
	19,625	-	-	8.00	1/27/2022
	-	28,667		23.92	5/24/2026	(4)
							2,508	(4)	73,836
	8,588	5,725	-	28.82	6/9/2023	(5)
							763	(5)	22,463

John Hazen	11,254	45,016	-	18.66	3/19/2026	(7)
							15,005	(7)	441,747

Michael A. Love	-	20,246	-	6.15	6/5/2025	(1)
							1,524	(1)	44,867
	-	11,040	-	7.11	5/20/2024	(2)
							3,000	(2)	88,320
	-	22,500	-	11.14	6/20/2024	(8)
	-	15,882	-	23.92	5/24/2026	(4)
							2,803	(4)	82,520
	2,082	1,388	-	28.82	6/9/2023	(5)
							555	(5)	16,339

(1)	The stock options and restricted stock units held by the NEO were granted on June 5, 2017, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(2)	The stock options and restricted stock units held by the NEO were granted on May 20, 2016, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(3)

The stock options held by the NEO were granted on October 29, 2014, and, following the achievement of the applicable performance goals prior to October 29, 2017, vest in equal thirds on each of October 29, 2017, October 29, 2018 and October 29, 2019.

(4)	The stock options and restricted stock units held by the NEO were granted on May 24, 2018, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(5)	The stock options and restricted stock units held by the NEO were granted on June 9, 2015, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(6)	The stock options held by the NEO were granted on January 26, 2015, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(7)	The stock options and restricted stock units held by the NEO were granted on March 19, 2018, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(8)	The stock options held by the NEO were granted on June 20, 2014, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(9)	Market value is based upon the closing stock price of $29.44 on March 29, 2019, the last trading day of fiscal 2019.

Option Exercises and Stock Vested

The table below reflects the value realized on the exercise of stock options and vesting of restricted stock units during the fiscal year ended March 30, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James G. Conroy	370,276	$5,919,386	7,174	$171,621
Gregory V. Hackman	18,093	404,621	1,382	33,134
Laurie Grijalva	80,263	1,480,852	1,449	34,612
John Hazen	-	-	3,752	102,092
Michael A. Love	34,922	625,905	1,658	39,577

Nonqualified Deferred Compensation

During fiscal 2019, our Company established the Deferred Compensation Plan permitting a select group of management employees and our directors to defer compensation to a future date. The value of the deferred compensation is recognized based on the fair value of the participants’ accounts. Our Company established a rabbi trust for the purpose of funding the benefits payable under this plan, with the assets invested in a variety of marketable securities and cash equivalents, excluding our Company’s stock. Under the Deferred Compensation Plan, the Company may credit participant accounts with discretionary contributions. Any Company credits are subject to a five-year graded vesting schedule; however, the Company did not make any discretionary contributions during fiscal 2019. The table below reflects the contributions made and aggregate earnings during fiscal 2019 for Michael A. Love, who was the only NEO who participated in the Deferred Compensation Plan during the fiscal year.

Name	Executive Contributions in Fiscal 2019 (1)	Registrant Contributions in Fiscal 2019	Aggregate Earnings in Fiscal 2019 (2)	Aggregate Withdrawals/Distributions	Aggregate Balance at March 30, 2019
Michael A. Love	$20,462	$-	$630	$-	$21,092

(1)	Contributions in fiscal 2019 were made from Mr. Love’s salary as reflected in the Summary Compensation Table.
(2)	Consists of an unrealized gain during the fiscal year.

Potential Payments Upon Termination or Change in Control

The Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company’s recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with market practices, the Company provides certain severance payments and benefits to our NEOs pursuant to the terms of their employment agreements.

As noted in the CD&A, we employ our executive officers, including all of our NEOs, “at will.” We do not provide any Internal Revenue Code Section 280G excise tax gross-up payments and none of our change in control payments are “single trigger.” Refer to the “Executive Compensation--Employment agreements” section above.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a termination without “cause” or for “good reason” (a “Qualifying Termination”) (each such term as defined in the applicable employment agreement (except that for Ms. Grijalva the payments are only triggered by a termination without cause)), assuming the NEO had terminated employment on the last day of fiscal 2019. Except for Mr. Conroy, the NEOs’ equity awards do not provide for any additional vesting upon a termination of employment. For Mr. Conroy there is an acceleration of vesting if he experiences a Qualifying Termination in connection with a change in control or if his employment is terminated on account of his death.

Qualifying Termination without a Change in Control

Name	Salary	Bonus	Health and Welfare Benefits (1)	Restricted Stock Units	Stock Options	Total Compensation
James G. Conroy	$1,312,500	$1,315,117	$8,879	$-	$-	$2,636,496
Gregory V. Hackman	375,000	396,743	-	-	-	771,743
Laurie Grijalva	187,500	-	-	-	-	187,500
John Hazen	281,250	-	-	-	-	281,250
Michael A. Love (2)	140,000	-	-	-	-	140,000

(1)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(2)

Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 30, 2019, Mr. Love’s vested account balance was equal to $21,092.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a Qualifying Termination in connection with a change in control (except that for Ms. Grijalva the payments are only triggered by a termination without cause), in each case assuming the NEO had terminated employment on the last day of fiscal 2019 and the price per share of our common stock is the closing market price as of such date.

Qualifying Termination in Connection with a Change in Control

Name	Salary	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units	Stock Options	Total Compensation
James G. Conroy (1)	$2,625,000	$1,315,117	$8,879	$935,898	$5,312,019	$10,196,913
Gregory V. Hackman	375,000	396,743	-	-	-	771,743
Laurie Grijalva	187,500	325,779	-	-	-	513,279
John Hazen	281,250	272,580	-	-	-	553,830
Michael A. Love (4)	140,000	184,946	-	-	-	324,946

(1)

Pursuant to Mr. Conroy’s employment agreement, he is eligible to receive change in control severance payments and benefits (including accelerated vesting of outstanding equity awards) if his Qualifying Termination occurs within three months prior to, or 12 months following, a change in control.

(2)

Pursuant to the terms of our Cash Incentive Bonus Plan for executives, in the event of a change in control, payment of any annual incentive bonuses will be paid within 60 days following the change in control. The amounts set forth in this column represent the annual bonuses payable to our NEOs for fiscal 2019 which would have been paid to our NEOs following termination of employment for any reason upon or following a Change in Control.

(3)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(4)

Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 30, 2019, Mr. Love’s vested account balance was equal to $21,092.

In the event that Mr. Conroy’s employment terminates by reason of his death, all unvested restricted stock units and stock options become fully vested. As of the last day of fiscal 2019, these amounts would have been $935,898 and $5,312,019, respectively.

Equity Compensation Plan Information

As of March 30, 2019, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted-Average Exercise Price of Outstanding Equity Awards (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	1,397,943	$15.99	1,312,860
Equity Compensation Plans Not Approved by Stockholders (2)	107,774	$8.95	879,724
Total	1,505,717	$15.40	2,192,584

(1)	Represents our 2014 Plan.
(2)	Represents our 2011 Equity Incentive Plan, which was adopted prior to the Company’s initial public offering.
(3)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes restricted stock units.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2019, who was James G. Conroy, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2019, these amounts were as follows:

•	Our principal executive officer’s total annual compensation was $3,274,611.

•	Our median compensated employee’s total annual compensation was $15,122.

•	Based on this information for fiscal 2019, we estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 217 to 1.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

We determined our employee population as of March 30, 2019, our determination date. As of this date, we had a total of 3,840 employees, excluding our CEO.  Of this total, 65% were part-time employees and seasonal workers. To identify the “median employee” from our employee population, we measured the employee population’s total annual compensation for fiscal 2019, including salary, stock awards, option awards, non-equity incentive plan compensation, non-qualified deferred compensation earnings and all other compensation. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.” We annualized compensation of employees who were not employed with us for the full fiscal year. We did not annualize compensation for seasonal workers and we did not make full-time equivalent adjustments for part-time employees. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules.

Our Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2019, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to allow our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 16.  We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our board of directors believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs for the fiscal year ended March 30, 2019, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED March 30, 2019, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “Executive Compensation” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY VOTES (“SAY-ON-FREQUENCY”)

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek a say-on-pay vote. Stockholders have the option of recommending a say-on-pay vote every year, every two years, or every three years or abstaining from making a recommendation.

Our board of directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our board of directors believes that asking our stockholders to vote on executive compensation each year would be the most meaningful for our board of directors and our compensation committee and best serve the interests of our company and its stockholders. Our board of directors believes an annual say-on-pay advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

Vote Required

The say-on-frequency proposal requires a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Therefore, the frequency option (one year, two years or three years) that receives the greatest number of votes shall be passed.

The say-on-frequency vote is advisory, and therefore not binding on our company, our compensation committee or our board of directors. We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our board of directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2019, the board of directors appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Greg Bettinelli, Anne MacDonald and Brad Weston, each of whom is an “independent” director, as defined under the applicable rules and regulations of the SEC and of the NYSE and meets the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC. In arriving at this determination, the board of directors has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the Audit Committee include reviewing and pre‑approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for the Audit Committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes‑Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (referred to as “Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at March 30, 2019 and March 31, 2018 and for each of the years in the three‑year period ended March 30, 2019. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. The Audit Committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held four meetings during fiscal 2019.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended March 30, 2019 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Greg Bettinelli Anne MacDonald Brad Weston

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (referred to as “Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending March 28, 2020, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended March 30, 2019 and March 31, 2018 by Deloitte, our independent registered public accounting firm, are as follows:

	March 30, 2019	March 31, 2018
Audit fees (1)	$795,928	$507,180
Audit-related fees (2)	-	158,235
Tax fees (3)	310,527	302,346
All other fees (4)	1,895	1,895
Total	$1,108,350	$969,656

(1)

Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to Securities and Exchange Commission matters. Fiscal 2019 includes additional fees as a result of the first-year audit of our internal controls over financial reporting in accordance with Section 404(b) of the Sarbanes-Oxley Act of 2002.

(2)	Audit‑related fees include services rendered in connection with secondary offerings.
(3)	Tax fees consist primarily of tax consultation services.
(4)	All other fees include subscription fees paid to Deloitte for use of an accounting research tool during the years ended March 31, 2018 and March 30, 2019.

Audit Committee Pre‑Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre‑approval of audit services, internal control‑related services and permitted non‑audit services rendered by our independent registered public accounting firm. Pre‑approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case‑by‑case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre‑approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 28, 2020 will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 28, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended March 30, 2019, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended March 30, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 9, 2019, by the following:

•	each of our directors and NEOs;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date,  July 9, 2019.  Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 28,476,497 shares of common stock outstanding as of July 9, 2019.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Greg Bettinelli (1)	29,042	*
Lisa G. Laube (2)	2,866	*
Anne MacDonald (3)	3,906	*
Brenda I. Morris (4)	17,724	*
Peter Starrett (5)	14,599	*
Brad Weston (6)	2,866	*
James G. Conroy (7)	138,069	*
Gregory V. Hackman (8)	144,411	*
Laurie Grijalva (9)	76,700	*
John Hazen (10)	13,619	*
Michael A. Love (11)	41,493	*
All directors and executive officers as a group (11 persons)	485,295	1.7%
		.
5% Stockholders:
BlackRock, Inc. (12)	4,128,770	14.5%
The Vanguard Group, Inc. (13)	2,092,802	7.3%
Dimensional Fund Advisors LP (14)	1,875,693	6.6%
Frontier Capital Management Company, LLC (15)	1,499,376	5.3%

*Less than 1% of the outstanding shares of common stock.

(1)	The indicated shares consist of (i) 12,995 shares held of record and (ii) 16,047 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(2)	The indicated shares consist of 2,866 shares expected to vest within 60 days of July 9, 2019.
(3)	The indicated shares consist of 3,906 shares held of record.
(4)	The indicated shares consist of 17,724 shares held of record.
(5)	The indicated shares consist of (i) 10,693 shares held of record directly and (ii) 3,906 shares held of record by the Starrett Family Trust, dated April 11, 1999.
(6)	The indicated shares consist of 2,866 shares expected to vest within 60 days of July 9, 2019.
(7)	The indicated shares consist of (i) 11,078 shares held of record and (ii) 126,991 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(8)	The indicated shares consist of (i) 23,634 shares held of record and (ii) 120,777 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(9)	The indicated shares consist of (i) 2,122 shares held of record and (ii) 74,578 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(10)	The indicated shares consist of (i) 2,365 shares held of record and (ii) 11,254 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(11)	The indicated shares consist of (i) 3,504 shares held of record and (ii) 37,989 shares subject to outstanding options which are exercisable within 60 days of July 9, 2019.
(12)

BlackRock, Inc. is the holder of record of the indicated shares according to Amendment No. 1 to the Statement on Schedule 13G filed on May 10, 2019. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(13)

The Vanguard Group, Inc. is the holder of record of the indicated shares according to the Statement on Schedule 13G filed on February 11, 2019. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(14)

Dimensional Fund Advisors LP is the holder of record of the indicated shares according to the Statement on Schedule 13G filed on February 8, 2019. The business address of Dimensional Fund Advisors LP is Building One 6300 Bee Cave Road, Austin, Texas 78746.

(15)

Frontier Capital Management Company, LLC is the holder of record of the indicated shares according to Amendment No. 3 to the Statement on Schedule 13G filed on February 11, 2019. The business address of Frontier Capital

Management Company, LLC is 99 Summer Street, Boston, Massachusetts 02110.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Transactions involving John Grijalva

John Grijalva, the husband of Ms. Grijalva, our Chief Merchandising Officer, works as an independent sales representative primarily for Dan Post Boot Company, Outback Trading Company, LTD and KS Marketing LLC. Mr. Grijalva conducts his business as an independent sales representative through a limited liability company of which he and Ms. Grijalva are members. We purchased merchandise from these suppliers in the aggregate approximate amounts of $15.4 million, $17.0 million, and $16.1 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively. Mr. Grijalva was paid commissions of approximately $1.1 million, $1.1 million, and $1.3 million, respectively, in these periods, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

Leases and Other Transactions

During the fiscal year ended March 30, 2019,  our Company had capital expenditures with Floor & Decor Holdings, Inc., a specialty retail vendor in the flooring market. These capital expenditures amounted to $0.5 million, $0.3 million and $0.2 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively, and were recorded as property and equipment, net on the consolidated balance sheet. Certain members of our board of directors either currently serve on the board of directors or serve as an executive officer of Floor & Decor Holdings, Inc.

Registration Rights Agreement

We are party to a registration rights agreement with Freeman Spogli & Co. and certain other signatories thereto that provides Freeman Spogli & Co. with the right to require us to register for resale shares of common stock. Freeman Spogli & Co. completed registered secondary offerings of common stock in each of January and May of 2018. The aggregate cost to our Company for these offerings was approximately $0.5 million. Following the completion of the May 2018 offering, Freeman Spogli & Co. no longer holds shares of our Company’s common stock.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act of 1933, as amended.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In

addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons”. For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, which we refer to as a “related person transaction”, and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the audit committee, as applicable; and

•

that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes‑Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non‑employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent”, “outside” or “non‑employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Prior to the effectiveness of the related persons transaction policy described above, we did not have any formal written policy regarding related party transactions, but any related party transaction was brought to the attention of our board of directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a‑8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2020 Annual Meeting of Stockholders must be submitted to us no later than March 20, 2020, unless we change the date of our 2020  Annual  Meeting more than 30 days before or after August 28, 2020, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2020 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our amended and restated bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending March 28, 2020 but not submitted for inclusion in the proxy statement for our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no earlier than April 30, 2020 and no later than May 30, 2020, unless we change the date of our 2020 Annual Meeting more than 30 days before or more than 70 days after August 28, 2020, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our amended and restated bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15345 Barranca Pkwy., Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 18, 2019

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received 5:00 p.m., Central Time, on August 27, 2019. Online Go to www.envisionreports.com/BOOT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BOOT Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Greg Bettinelli 02 - James G. Conroy 03 - Lisa G. Laube 04 - Anne MacDonald 05 - Brenda I. Morris 06 - Peter Starrett 07 - Brad Weston For Against Abstain 1 Year 2 Years 3 Years Abstain 2. To vote on a non-binding advisory resolution to approve the compensation paid to named executive officers for fiscal 2019 (“say-on-pay”). 3. To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”). 4. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ended March 28, 2020. Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03353B B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposal 2, ONE YEAR for Proposal 3 and FOR Proposal 4. 2019 Annual Meeting Proxy Card

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/BOOT q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders 15345 Barranca Pkwy, Irvine, California 92618 Proxy Solicited by Board of Directors for Annual Meeting — August 28, 2019 James G. Conroy and Gregory V. Hackman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Boot Barn Holdings, Inc. to be held on August 28, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR Proposal 2, ONE YEAR for Proposal 3 and FOR Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Boot Barn Holdings, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BOOT